UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2010
American Locker Group Incorporated
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-439	16-0338330
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)
815 S. Main Street
Grapevine, Texas 76051
(Address of Principal Executive Offices)

Registrant’s Telephone Number, Including Area Code:	(817) 329-1600
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreements.
     On December 8, 2010, American Locker Group Incorporated (the “Company”) entered into a credit agreement (the “Loan Agreement”) with Bank of America Merrill Lynch (“BAML”), pursuant to which the Company obtained a $1 million term loan (the “Term Loan”) and a $2.5 million revolving line of credit (the “Line of Credit”).
     The proceeds of the Term Loan will be used to fund the Company’s investment in lockers used in the Disneyland concession agreement. The proceeds of the Line of Credit will be used primarily for working capital needs in the ordinary course of business and for general corporate purposes.
     The Company can borrow, repay and reborrow principal under the Line of Credit from time to time during its term, but the outstanding principal balance under the Line of Credit may not exceed the lesser of the borrowing base or $2,500,000. For purposes of the Line of Credit, “borrowing base” is calculated by multiplying eligible accounts receivable of the Company by 80% and eligible raw material and finished goods inventory by 50%.
     The outstanding principal balances on the Line of Credit and the Term Loan bear interest at the one month LIBOR rate plus 375 basis points (3.75%). Accrued interest payments on the outstanding principal balance of the Line of Credit are due monthly, and all outstanding principal under the Line of Credit, together with all accrued but unpaid interest, is due at maturity, or December 8, 2011. Payments on the Term Loan, consisting of $16,666.67 in principal plus accrued interest, are due monthly beginning January 8, 2011. The entire outstanding balance of the Term Loan is due on December 8, 2015.
     The Loan Agreement is secured by a first priority lien on all of the Company’s accounts receivable, inventory and equipment pursuant to a Security Agreement between the Company and the BAML (the “Credit Security Agreement”).
     The Credit Security Agreement and Loan Agreement contain covenants, including financial covenants, with which the Company must comply, including a debt service coverage ratio and a funded debt to EBITDA ratio. Subject to the Lender’s consent, the Company is prohibited under the Credit Security Agreement and the Loan Agreement, except under certain circumstances, from incurring or assuming additional debt and from permitting liens to be placed upon any of its property, assets or revenues. Additionally, the Company is prohibited from entering into certain transactions, including a merger or consolidation, without the Lender’s consent.
     If a default occurs under the Credit Security Agreement or the Loan Agreement due to the Company’s breach of the provisions of the Credit Security Agreement or the Loan Agreement, the Lender may declare all amounts outstanding under the Line of Credit or the Term Loan immediately due and payable, as applicable. In such event, the Lender may exercise any rights or remedies it may have, including taking possession of the collateral under the Credit Security Agreement. Any such event may materially impair the Company’s ability to conduct its business.
     On November 16, 2010, the Company entered into an agreement with BV DFW I, LP (the “Landlord”), an affiliate of General Electric Company, to lease (the “Lease”) approximately 100,000 square feet (the “Premises”) within a building located in the Dallas-Fort Worth Airport.
     The Company will be relocating its corporate headquarters and manufacturing facility from its current location in Grapevine, Texas to the Premises during the first quarter of 2011. The term of the Lease is for 91 months and is effective the later of December 31, 2010 or when the Landlord has substantially completed the finish out of the Premises.

Item 1.02	Termination of a Material Definitive Agreements.
The following material definitive agreements have been retired and terminated:
(a)	Receivables purchase agreement dated July 29, 2010 between the Company, and Gulf Coast Bank and Trust Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN LOCKER GROUP INCORPORATED
Date: December 14, 2010	By:	/s/ Paul M . Zaidins
		Name:	Paul M. Zaidins
		Title:	President, Chief Operating Officer and Chief Financial Officer